Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 11th day of August, 2010, by and between Spectrum Brands, Inc., a Delaware corporation (the “Company”), Spectrum Brands Holdings, Inc., a Delaware corporation (“Parent”) and David R. Lumley (the “Executive”).

WHEREAS, on June 16, 2010, the Company and Parent consummated that certain Agreement and Plan of Merger dated February 9, 2010 with Russell Hobbs, Inc., a Delaware corporation, Battery Merger Corp., a Delaware corporation, and Grill Merger Corp., a Delaware corporation (the “Merger Agreement”) whereby the Company became a subsidiary of the Parent;

WHEREAS, the Company and the Executive wish to amend and restate in its entirety the terms of Executive’s December 22, 2005 Employment Agreement with the Company, as amended by the Amendment to the Amended and Restated Employment Agreement dated November 10, 2008, as further amended by the Second Amendment to the Amended and Restated Employment Agreement dated February 24, 2009, as further amended by the Third Amendment to the Amended and Restated Employment Agreement dated February 8, 2010 (collectively, the “Prior Agreement”), and employ the Executive upon the terms and conditions set forth herein;

WHEREAS, the Executive is willing and able to accept such employment on such terms and conditions;

WHEREAS, following the execution of this Agreement, the Prior Agreement will be of no further force and effect and neither the Company nor Executive will have any further rights or obligations thereunder; and

WHEREAS, Executive’s continued employment with the Company is expressly conditioned upon the agreement by the Executive to the terms and conditions of such employment as contained in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein (promises that include benefits to which Executive would not otherwise be entitled or receive), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.   Employment Duties and Acceptance.  During the Term (as defined below), the Company hereby employs the Executive, and the Executive agrees to serve and accept employment with the  (i) Company as President and Chief Executive Officer and (ii) Parent as Chief Executive Officer, in both cases reporting directly to the Board of Directors of Parent (the “Board”).  Executive shall be fully responsible for the day to day management of the Company and Parent and shall have the authority consistent with his positions as Chief Executive Officer and President of similarly sized companies.  Executive shall devote substantially all of his working time and efforts to such employment.  During the Term, Parent will nominate the Executive for election to the Board.

2.    Term of Employment.  Subject to earlier termination of employment under Section 4 hereof, the Executive’s employment and appointment hereunder shall be for a term of three (3) years (the “Term”) commencing on April 15, 2010 (the “Commencement Date”).  On each anniversary date of the Commencement Date (each, a “Renewal Date”), the Term shall automatically be extended for an additional one (1) year, unless either party provides written notice at least ninety (90) days prior to a Renewal Date of its intention not to extend the Term.

3.    Compensation.  During the Term, the Company shall pay or provide to the Executive the following compensation and such other compensation as the Board may determine which the Executive agrees to accept in full satisfaction for his services, subject to necessary withholding for payroll and income taxes:

(a)    Base Salary.  During the Term, the Executive shall receive a base salary of Nine Hundred Thousand Dollars ($900,000) per annum effective as of the Commencement Date (“Base Salary”), payable in equal semi-monthly installments in arrears.  The Board will review annually the Base Salary payable to the Executive hereunder and, in its discretion, may increase, but shall not decrease, the Executive’s Base Salary.  Any increased Base Salary shall become the “Base Salary” for purposes of this Agreement.

(b)    Bonus.  The Executive shall receive a bonus for each fiscal year ending during the Term, payable annually in arrears (the “Bonus”), calculated based upon the achievement of performance targets established by the Board after consultation with the Executive and such  performance targets will be communicated within (sixty) 60 days following the start of each fiscal year (the “Performance  Target”).  If the Executive achieves the Performance Target, the Executive shall receive a Bonus in an amount that is at least 115% of his Base Salary.  If the Executive exceeds the Performance Target, the Bonus shall be increased in linear fashion; provided, however, the Bonus shall not exceed 250% of Executive’s Base Salary.  For 2010, Executive shall receive a Bonus calculated in accordance with Exhibit A attached hereto.  The Company shall pay the Bonus as soon as practicable following the end of the applicable fiscal year but no later than March 15th of the year following the year in which the Bonus is earned. Except as specifically set forth in this Agreement, as a condition precedent to the payment of the Bonus, the Executive must remain employed with the Company on the date the Bonus is paid.  Notwithstanding the foregoing, commencing with fiscal year 2011, to the extent that Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), may be applicable, such Bonus shall be subject to, and contingent upon, such shareholder approval as is necessary to cause the Bonus to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder as well as approval of this Section 3(b) by the compensation committee of the Parent and any other required committees.

(c)    Insurance Coverages.  The fringe benefits, perquisites and other benefits of employment to be made available to the Executive shall be similar to such benefits and perquisites as are generally made available to other senior executives of the Company, as such plans are amended, modified or terminated from time to time.

(d)    Existing Stock-Based Awards.  All restricted stock awards previously granted to the Executive shall remain in full force and effect in accordance with their terms.

(e)    New Stock-Based Award.  Subject to the Executive’s continued employment with the Company: (i) in fiscal year 2011, the Executive shall receive a grant of stock awards for fiscal year 2011 consisting of 151,900 restricted stock units covering common shares of Parent (the “RSUs”) and options to purchase 65,100 shares of common stock of Parent (the “Options”) and (ii) in fiscal year 2012, the Executive shall receive a grant for fiscal year 2012 of 151,900 RSUs and 65,100 Options. The vesting of the RSUs and the Options will be subject to time and performance based vesting and shall be subject to the terms and conditions as more fully set forth on Exhibit B, attached hereto. For the avoidance of doubt, the Executive will not be entitled to the grant of RSUs or Options following the termination of his employment with the Company.

(f)    Vacation.  The Executive shall be entitled to four (4) weeks of vacation each year.

(g)    Other Expenses.  The Executive shall be entitled to reimbursement of all reasonable and documented expenses actually incurred or paid by the Executive in the performance of the Executive’s duties under this Agreement, upon presentation of expense statements, vouchers or other supporting information in accordance with Company policy.  All expense reimbursements and other perquisites of the Executive are reviewable periodically by the Compensation Committee of the Board.

(h)    Vehicle.  Pursuant to the Company’s policy for use of vehicles by executives, Executive shall be provided the use of a leased vehicle.  Unless the Executive’s employment is terminated by the Company for Cause pursuant to Section 4(a) or by the Executive voluntarily pursuant to Section 4(d), Executive shall be permitted to drive his Company vehicle for the duration of the 12-month period following termination; at the end of such 12-month period, Executive will be permitted to purchase his Company vehicle at the Company’s book value of the vehicle as of such date.

(i)     D&O Insurance.  The Executive shall be entitled to indemnification from the Company and Parent to the maximum extent provided by law, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by the Executive, unless authorized or ratified by the Board.  Such indemnification shall be covered by the terms of the Company’s policy of insurance for directors and officers in effect from time to time (the “D&O Insurance”). After the Commencement Date, neither the Company nor Parent will amend its articles of incorporation or its by-laws in a manner that would adversely affect Executive’s indemnification rights as they existed on the Commencement Date.  Copies of the Company’s and the Parent’s charter, by-laws and D&O Insurance will be made available to the Executive upon request.

(j)    Legal Fees.  The Company shall pay the Executive’s actual and reasonable legal fees incurred in connection with the preparation and negotiation of this Agreement.

4.    Termination.

(a)    Termination by the Company with Cause.  The Company shall have the right at any time to terminate the Executive’s employment hereunder upon written notice upon the occurrence of any of the following (any such termination being referred to as termination for “Cause”):

(i)    the commission by the Executive of any deliberate and premeditated act taken by the Executive in bad faith against the interests of the Company which causes, or is reasonably anticipated to cause, material harm to the Company or its reputation;

(ii)    the Executive has been convicted of, or pleads nolo contendere with respect to any felony, or of any lesser crime or offense having as its predicate element fraud, dishonesty or misappropriation of the property of the Company that causes, or is reasonably anticipated to cause, material harm to the Company;

(iii)    the habitual drug addiction of the Executive, or habitual intoxication of the Executive, which negatively impacts his job performance, or the Executive’s failure of a company-required drug test;

(iv)    the willful failure or refusal of the Executive to (A) perform his duties as set forth herein or (B) follow the direction of the Board, provided the failure or refusal continues after fifteen (15) days of the receipt of notice in writing from the Board of the failure or refusal, which notice refers to this Section 4(a) and states the Company’s intent to terminate the Executive’s employment hereunder if such failure or refusal is not remedied within such fifteen (15) day period; or

(v)    the Executive materially breaches any of the terms of this Agreement or any other material written agreement between the Executive and the Company which breach is not cured within thirty (30) days subsequent to notice from the company to the Executive of such breach, which notice refers to this Section 4(a) and states the Company’s intent to terminate the Executive’s employment hereunder if such breach is not cured within such thirty (30) day period.

If a definition of termination for “Cause” set forth above conflicts with such definition in the Executive’s time based or performance based stock option or restricted stock agreements (collectively, the

“Stock Agreements”), or any agreements referred to therein, the definition set forth herein shall control.

(b)    Termination by Company for Death or Disability.  The Company shall have the right at any time to terminate the Executive’s employment hereunder upon thirty (30) days prior written notice upon the Executive’s inability to perform his duties hereunder by reason of any mental, physical or other Disability for a period of at least six (6) consecutive months (for purposes hereof, “Disability” has the same meaning as in the Company’s disability policy), if within 30 days after such notice of termination is given, the Executive shall not have returned to the full-time performance of his duties.  The Company’s obligations hereunder shall, subject to the provisions of Section 5(b), also terminate upon the death of the Executive.

(c)    Termination by Company without Cause.  The Company shall have the right at any time to terminate the Executive’s employment for any other reason without Cause upon sixty (60) days prior written notice to the Executive. provided, however, that the Company may, in its discretion, pay the Executive 60 days’ Base Salary in lieu of such notice and; provided, further, that any unvested RSUs and Options continue to vest in accordance with their terms through the end of such 60-day period, Executive shall be deemed to be employed for such period for all benefit purposes including the Bonus, and coverage under the Company welfare benefit plans shall continue for such period. The termination of the Executive’s employment at any time following the failure of the Company to renew the Term of this Agreement shall be deemed a termination by the Company without Cause as of the expiration of the Term for all purposes of this Agreement.

(d)    Voluntary Termination by Executive.  The Executive shall be entitled to voluntarily terminate his employment (without Good Reason) upon sixty (60) days prior written notice to the Company.  Any such termination shall be treated as a termination by the Company for “Cause” under Section 5(a).

(e)    Termination by the Executive for Good Reason.  The Executive shall be entitled to terminate his employment and appointment hereunder, upon the occurrence of a Good Reason.  Any such termination shall be treated as a termination by the Company without Cause.  For this purpose, a “Good Reason” shall mean:

(i)    any reduction, not consented to by Executive in a signed writing, in Executive’s Base Salary or target annual bonus opportunity then in effect;

(ii)    the relocation, not consented to by Executive, of the Company’s office at which Executive is principally employed as of the date hereof to a location more than seventy-five (75) miles from such office, or the requirement by the Company that Executive be based at an office other than the Company’s office on an extended basis, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations;

(iii)    a substantial diminution or other substantive adverse change, not consented to by Executive in a signed writing, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties; or

(iv)    a breach by the Company of any of its other material obligations under this Agreement;

provided, however, that in each case, Executive may not terminate his employment for Good Reason unless Executive (A) provides the Company with 30 days advance written notice of his intent to resign for Good Reason, (B) such notice is given within 60 days of the events or circumstances claimed to give rise to Good Reason, (C) the Company fails to cure such alleged violation during such 30 day period and (D) if the Company fails to cure such alleged violation, Executive must terminate his employment within six months of the initial occurrence of the facts or circumstances giving rise to Good Reason.

For purposes of any stock option agreements or restricted stock award agreements, termination for Good Reason shall be treated as a termination of employment by the Company without “Cause.”

(f)    Notice of Termination.  Any termination (except due to death of the Executive) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8.  For purposes of this Agreement, a “Notice of Termination” means a written notice given prior to the termination which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than fifteen (15) days after the giving of such notice, unless a longer notice is required pursuant to another section of this Agreement).  The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights under this Agreement.

(g)    Upon termination of the Executive’s employment with the Company, unless the Company requests otherwise, the Executive shall be deemed to have resigned, effective immediately, from all directorships and other positions he held with the Company and its affiliates (including, without limitation, Parent) and the Executive shall execute any documents reasonably required to effectuate the foregoing.

5.    Effect of Termination of Employment.

(a)    Termination by the Company with Cause or Voluntarily by the Executive.  If the Executive’s employment hereunder is terminated by the Company with Cause or if the Executive voluntarily terminates his employment hereunder (except for Good Reason), the Executive’s salary and other benefits specified in Section 3 shall cease at the time of such termination, and the Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to such termination.  The Company shall promptly pay to the Executive accrued salary and vacation pay, reimbursement for expenses incurred through the date of termination in accordance with Company policy, and accrued benefits through the Company’s benefit plans, programs and arrangements (the “Accrued Obligations”).  The Executive shall be entitled to continue to participate in the Company’s medical benefit plans to the extent required by law.

(b)    Without Cause or for Good Reason, Death or Disability.  If the Executive’s employment hereunder is (a) terminated by the Company without Cause, (b) by Executive for Good Reason or (c) by reason of death or by the Company for Disability, the Company shall pay or provide the Accrued Obligations and, if the Executive executes without revocation a separation agreement with a release of claims agreeable to the Company (to the extent that the Executive is physically and mentally capable to execute such an agreement) (the “Release”), and the Release is effective and irrevocable on or before the date that is sixty (60) days following the effective date of the termination of his employment (the “Termination Date”):

(i)    The Company shall pay to the Executive as severance, an amount in cash equal to double the sum of (i) the Executive’s Base Salary at the rate then in effect, and (ii) the target annual Bonus established pursuant to any annual bonus or annual incentive plan maintained by the Company in respect of the fiscal year ending immediately prior to the fiscal year in which the Termination Date occurs, such cash amount to be paid to the Executive ratably monthly in arrears over the 24-month period commencing on the sixtieth (60th) day following the Termination Date. In addition, the Company shall pay the Executive $25,000 on the first anniversary of the Termination Date. Additionally, the Company shall pay to the Executive in cash following a termination under this Section 5(b) a pro rata portion of the Bonus applicable to the fiscal year in which termination occurs based on the amount the Executive actually would have earned for the fiscal year in which termination occurs if the Executive’s employment had not ceased.  Such pro-ration shall be based on the number of weeks the Executive worked during such fiscal year prior to such termination divided by 52.  Payment of this pro-rated Bonus amount, if any, will be made in cash at the same time which a Bonus would have been paid to the Executive for the fiscal year in which termination occurs if the Executive had not terminated employment with the Company.  Payments otherwise receivable by the Executive pursuant to this Section 5(b)(i) shall cease immediately upon the discovery by the Company of the Executive’s breach of the covenants contained in Section 6 or 7 hereof.

(ii)    For the 24-month period immediately following the Termination Date, the Company shall arrange to provide the Executive and his dependents the additional benefits specified in Section 3(c) substantially similar to those provided to the Executive and his dependents by the Company immediately prior to the Termination Date, at no greater cost to the Executive or the Company than the cost to the Executive and the Company immediately prior to such date.   Benefits otherwise receivable by the Executive pursuant to this Section 5(b)(ii) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the 24-month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the date of termination.  Benefits receivable by the Executive pursuant to this Section 5(b) shall cease immediately upon the discovery by the Company of the Executive’s breach of the covenants contained in Section 6 or 7 hereof.

(iii)    If the Executive’s employment with the Company terminates during the Term, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Section 5, and there shall be no reduction or offset of such payments following Executive’s obtaining other employment.

(c)    The Executive’s salary and other benefits specified in Section 3 shall cease at the time of termination, and the Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to the termination.

6.    Agreement Not to Compete.

(a)    The Executive agrees that during his employment and for the two-year period immediately following the termination of his employment for any reason (hereafter, the “Non-Competition Period”), he will not, directly or indirectly, either separately, jointly or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner or stockholder of any business, provide services of the same or similar kind or nature that he provides to the Company to, or have a financial interest in (excepting only the ownership of not more than 5% of the outstanding securities of any class listed on a national securities exchange or the NASDAQ Stock Market), any competitor of the Company (which means any person or organization that is in the business of or makes money from designing, developing, or selling products or services similar to those products and services developed, designed or sold by the Company); provided, however, that the Executive may provide services to or have a financial interest in a business that competes with the Company if his employment or financial interest is with a separately managed or operated division or affiliate of such business that does not compete with the Company.  The Executive recognizes, acknowledges and agrees that his duties and responsibilities hereunder will be performed throughout the United States and Canada and will result in Executive’s having material contact with the Company’s customers, suppliers, vendors, and employees throughout the

United States and Canada.  Accordingly, the Parties acknowledge and agree that the restrictions set forth in this Section 6(a) shall extend to the United States and Canada (hereafter, the “Restricted Territory”) and that this geographic scope is reasonable based on the geographic scope of Executive’s duties and responsibilities.

(b)    Without limiting the generality of clause (a) above, the Executive further agrees that, during the Non-Competition Period, he will not, within the Restricted Territory, directly or indirectly, either separately, jointly or in association with others, solicit, divert, take away, or attempt to solicit, divert, or take away, any customer or person with whom the Company has a written sales or servicing contract in connection with the business of the Company (a “Current Customer”), or any customer or person to whom the Company has sent a written sales or servicing proposal or contract in connection with the business of the Company within the immediately preceding two-year period (a “Prospective Customer”), for the purpose of or with the intention of selling or providing to such Current Customer or Prospective Customer any product or service similar to any product or service sold, provided, offered, or under development by the Company during the two-year period immediately preceding the termination of Executive’s employment for any reason (or during the preceding two years if during Executive’s employment); provided, however, that this restriction shall only apply to Current Customers or Prospective Customers of the Company with whom Executive had contact or about whom the Executive acquired confidential information by virtue of his employment with the Company at any time during such two-year period.

(c)    The Executive agrees that during the Non-Competition Period, he shall not (i) contact in order to induce, solicit or encourage any person to leave the Company’s employ; and (ii) hire any person who is an employee or consultant under contract with the Company or who was an employee or consultant within the six month period preceding such activity, without the Company’s written consent.  Nothing in this paragraph is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

(d)    The Non-Competition Period shall be tolled by and automatically extended by the length of a breach by the Executive.

(e)    If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law.  Sections 6(a), 6(b), and 6(c) each are intended to be considered and construed as separate and independent covenants; any ruling that any one or more of these sections is overbroad or otherwise invalid shall not affect the validity of any of the other sections or any other section of this Agreement.

(f)    For purposes of this Section 6 and Section 7, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company (including, without limitation, Parent).

7.    Secret Processes and Confidential Information.

(a)    The Executive agrees to hold in strict confidence and, except as the Company may authorize or direct, not disclose to any person or use (except in the performance of his services hereunder) any confidential information or materials received by the Executive from the Company and any confidential information or materials of other parties received by the Executive in connection with the performance of his duties hereunder.  For purposes of this Section 7(a), confidential information or materials shall include, but are not limited to, existing and potential customer information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, sales and marketing strategies and techniques and business ideas or practices (hereafter “Confidential Information”).  The restriction on the Executive’s use or disclosure of Confidential Information shall remain in force during the Executive’s employment hereunder and until the earlier of (x) the expiration of a period of seven (7) years thereafter or (y) such time as the Confidential Information is of general knowledge in the industry through no fault of the Executive or any agent of the Executive.  The Executive also agrees to return to the Company promptly upon its request any Company information or materials in the Executive’s possession or under the Executive’s control.  This Section 7(a) is not intended to preclude Executive from being gainfully employed by another.  Rather, it is intended to prohibit Executive from using the Company’s confidential information or materials in any subsequent employment or employment undertaken that is not for the benefit of the Company during the identified period.

(b)    The Executive will promptly disclose to the Company and to no other person, firm or entity all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, which are conceived or learned by the Executive during the period of the Executive’s employment with the Company, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from the Executive’s use of the Company’s premises or property (collectively called the “Inventions”).  The Executive acknowledges and agrees that all the Inventions shall be the sole property of the Company, and the Executive hereby assigns to the Company all of the Executive’s rights and interests in and to all of the Inventions, it being acknowledged and agreed by the Executive that all the Inventions are “works for hire” as that term is defined in the U.S. Copyright Law.  The Company shall be the sole owner of all domestic and foreign rights and interests in the Inventions.  The Executive agrees to assist the Company at the Company’s expense to obtain and from time to time enforce patents and copyrights on the Inventions.

(c)    Upon the request of, and, in any event, upon termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all documents, data, records, notes, drawings, manuals and all other tangible information in whatever form which pertains to the Company, and the Executive will not retain any such information or any reproduction or excerpt thereof.  Subject only to the Executive’s duty to hold in strict confidence all Confidential

Information of the Company and its affiliates and his other obligations under this Agreement, nothing in this Agreement or elsewhere shall prevent the Executive from retaining copies of his desk calendars, address book and rolodex.

(d)    Nothing in this Section 7 diminishes or limits any protection granted by law to trade secrets or relieves the Executive of any duty not to disclose, use or misappropriate any information that is a trade secret for as long as such information remains a trade secret.

8.    Nondisparagement. The Executive hereby agrees not to defame or disparage the Company, its affiliates (including, without limitation, Parent) and their respective officers, directors, members or employees.  The Executive hereby agrees to cooperate with the Company and its affiliates, upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or employees.

9.    Notices.  All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail.  The addresses for such notices shall be as follows:

(a)     For notices and communications to the Company and Parent:

Spectrum Brands, Inc.
601 Rayovac Drive
Madison, WI 53711
Facsimile: (608) 278-6363
Attention: General Counsel

With a copy to:

Lawrence I. Witdorchic, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY  10019-6064
Facsimile: (212) 492-0237

(b)    For notices and communications to the Executive: at the address below as updated at the request of the Executive from time to time:

David R. Lumley
4830 Morris Court
Waunakee, Wisconsin  53597

With a copy to:
Andrew J. Bernstein, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
The Chrysler Center
666 Third Avenue
New York, New York  10017
Facsimile: (212) 983-3115

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

10.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Service of Process.

(a)    Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) other than Section 6 or 7 shall, to the fullest extent permitted by law, be settled by binding confidential arbitration by a panel of three arbitrators (the “Panel”) under the auspices of the American Arbitration Association (“AAA”) in New York City, New York in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Executive and the Company (the “Parties”) hereby agree that the Panel (i) shall construe, interpret and enforce this Agreement in accordance with its express terms, and otherwise in accordance with the governing law as set forth in Section 12 and (ii) shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law any right to recover such damages in arbitration  Judgment may be entered on the arbitration award in any court having jurisdiction.    Within 20 days of the conclusion of the arbitration hearing, the Panel shall prepare written findings of fact and conclusions of law.  Any arbitration costs and expenses that are unique to arbitration or are in excess of the costs of filing the same claim in a court of competent jurisdiction shall be borne by the Company.  Each party shall bear its own attorneys’ fees and costs.  THE PARTIES EXPRESSLY WAIVE THEIR RIGHT TO A JURY TRIAL.

(b)    With respect to any controversy, claim or dispute under Section 6 or 7 of this Agreement, the Parties each hereby irrevocably submits to the exclusive jurisdiction of any court of the United States located in the State of Delaware or in a State Court in Delaware  Except as otherwise specifically provided in this Agreement, the Parties undertake not to commence any suit, action or proceeding based on any dispute between them that arises out of or relates to Section 6 or 7 of Agreement in a forum other than a forum described in this Section 10 provided, however, that nothing herein shall preclude either Party from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 10 or enforcing any judgment obtained by the Company.  The agreement of the Parties to the forum described in this Section 10 is independent of the law that may be applied in any suit, action, or proceeding, and the Parties agree to such forum even if such forum may under applicable law choose to apply non-forum law.  The Parties waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 10, and the Parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  The Parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 10 shall be conclusive and binding upon the Parties and may be enforced in any other jurisdiction.

(c)    THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL. Each of the Parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code.  Each of the Parties hereto irrevocably and unconditionally agrees (i) that service of process may be made on such Party by mailing copies of such process to such Party at such Party’s address as specified in Section 10 that service made pursuant to clause (i) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such Party personally within the State of Delaware.

11.    Section 409A.

(a)    This Agreement is intended to satisfy the requirements of Section 409A of the Code (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent.  This Agreement may be amended at any time, without the consent of the Executive, to avoid the application of Section 409A in a particular circumstance or to satisfy any of the requirements under Section 409A.  Notwithstanding the foregoing, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with payments and benefits provided in accordance with the terms of this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(b)    Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) the Executive is employed by a public company or a controlled group affiliate thereof:  no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s separation from service or, if earlier, the Executive’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c)     Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas.  Reg.  § 1.409A-1(h).  Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.  For the avoidance of doubt, to the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company at the time the Executive’s employment terminates under Section 4), any benefits payable under Sections 5(b) or (c) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(d)    Notwithstanding anything to the contrary in Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following  the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

12.    General.

(a)    Governing Law.  This Agreement shall be construed under and governed by the laws of the State of Delaware, without reference to its conflicts of law principles.

(b)    Amendment; Waiver.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(c)    Successors and Assigns.  This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him.  This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

(d)    Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Signatures delivered by facsimile (including by “pdf”) shall be deemed effective for all purposes.

(e)    Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation during his employment hereunder in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliates and for which the Executive may qualify (except for any severance plan, program, or policy).  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any affiliated company at or subsequent to the date of the Executive’s termination of employment with the Company shall, subject to the terms hereof or any other agreement entered into by the Company and the Executive on or subsequent to the date hereof, be payable in accordance with such plan or program.

(f)    Mitigation.  In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

(g)    Equitable Relief.  The Executive expressly agrees that breach of any provision of Sections 6 or 7 of this Agreement would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon breach of such provisions, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to the Company.

(h)    Severability.  Sections 6(a), 6(b), 6(c), 7(a), 7(b) and 9(f) and (g) of this Agreement shall be considered separate and independent from each other and from the other sections of this Agreement and no invalidity of any one of those sections shall affect any other section or provision of this Agreement.  However, because it is expressly acknowledged that the pay and benefits provided under this Agreement are provided, at least in part, as consideration for the obligations imposed upon Executive under Sections 6(a), 6(b), 6(c), 7(a) and 7(b), should Executive challenge those obligations or any court determine that any of the provisions under these Sections is unlawful or unenforceable, such that Executive need not honor those provisions, then Executive shall not receive the pay and benefits, provided for in this Agreement following termination, (or if he has already received severance pay or benefits, Executive shall be required to repay such severance pay and benefits to the Company within 10 days of written demand by the Company)  if otherwise available to Executive, irrespective of the reason for the end of Executive’s employment. Except as set forth in the preceding two sentences, if any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(i)    Entire Agreement.  This Agreement and the schedule hereto constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them with respect to the subject matter hereof, including without limitation, the Prior Agreement.

(j)     No Construction Against Drafter.  The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Rather, the terms of this Agreement shall be construed fairly as to both Parties and not in favor or against either Party.

(k)    Assignment.  This Agreement is binding on and is for the benefit of the Parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives.  This Agreement is personal to the Executive.  Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive, without the prior written consent of the Company or except by will or the laws of descent and distribution, and any purported assignment in violation of this Section 12(k) shall be void.

(l)    Tax Withholding.  The Company or its affiliates may withhold from any amounts payable to the Executive hereunder all federal, state, city, foreign or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(m)   Headings.  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Spectrum Brands, Inc.

By:	/s/ John T. Wilson
Name: John T. Wilson
Title: Senior Vice President, Secretary and General Counsel

Spectrum Brands Holdings, Inc.

By:	/s/ John T. Wilson
Name: John T. Wilson
Title: Senior Vice President, Secretary and General Counsel

EXECUTIVE

/s/ David R. Lumley
Name: David R. Lumley

Exhibit A

The Bonus, if any, for Fiscal Year 2010 is based upon the achievement of EBITDA and Free Cash Flow targets. 70% is based on EBITDA and 30% is based on Free Cash Flow, in each case as of September 30, 2010.   If 100% of the targets are achieved, then the payout will be 100% of the applicable base salary, as set forth below. If less than 86% of the targets are achieved, then no Bonus shall be payable. If 115% or more of the targets are achieved, then the payout will be 200% of  the applicable base salary. If the amounts achieved are between 86% and 115% of target, then the Bonus shall be adjusted based on linear interpolation as set forth in the chart below.

For the period commencing October 1, 2009 until April 15, 2010 (197 days), the Bonus will be based upon a base salary of $600,000 and shall be weighted based on the results of three divisions as of September 30, 2010 as follows: 20% SPB Corporate, 50% GBPC and 30% H&G.  For the period commencing on April 16, 2010 until September 30, 2010 (168 days), the Bonus will be based on a base salary of $900,000 and shall be 100% based on SPB Corporate results.

Example for illustration purposes only: If 100% of targets were achieved, the Bonus payout would be $738,082 [(197/365 *$600,000)+ (168/365* $900,000)].  If 115% of targets were achieved, the Bonus payout would be $1,476,164  [(197/365 *$600,000 *2)+ (168/365* $900,000*2)].